NEWS FROM LAKE CITY BANK
FOR IMMEDIATE RELEASE

Contact
Mary Horan
Director of Marketing and Public Relations
574 371-9280 office
574 377-9150 mobile
mary.horan@lakecitybank.com

Lake City Bank Promotes Donald J. Robinson-Gay
to Chief Credit Officer
Warsaw, Indiana (January 17, 2023) – Lake City Bank is pleased to announce that it has promoted Senior Vice President Donald J. Robinson-Gay to Senior Vice President, Chief Credit Officer. Robinson-Gay, 45, will join the bank’s Management Committee and succeeds Michael E. Gavin, Executive Vice President, Chief Credit Officer, who will retire on January 27, 2023 after a 31-year career with the bank.

“Since Don joined the bank five years ago, he has proven to be a strong leader who has developed a terrific understanding of Lake City Bank’s unique credit culture,” said David M. Findlay, President and Chief Executive Officer. “We’re proud of our deep roots in the credit administration processes and the role they play in our community banking strategy. We are confident that Don will continue our disciplined credit culture moving forward.”

Robinson-Gay joined Lake City Bank as Vice President and Regional Credit Officer in 2018 with responsibility for the bank’s Fort Wayne and Warsaw markets. In addition to his role as a Regional Credit Officer, he managed the Special Assets team, the Commercial Real Estate Appraisal team and the Field Audit Examination team.

Robinson-Gay started his career in management consulting at Accenture, before moving into various commercial banking and credit roles with M&I Bank and BMO Harris Bank. While at BMO Harris, he held leadership roles in commercial banking and strategy, as well as serving as a commercial banking market executive in Indianapolis. At M&I Bank, after spending several years as a commercial banker, he served as a senior credit administration officer focused on loan workout strategy during the Great Recession. Robinson-Gay has a master of business administration degree from Marquette University and a bachelor’s degree from Miami University.

“Our credit team and culture at Lake City Bank are second to none,” Robinson-Gay said. “Our team collaborates effectively with our Commercial Banking partners to deliver solutions to our clients and to build relationships that make us truly a community bank.”

Gavin has worked in commercial banking and credit over his 31-year career with Lake City Bank and was appointed as the bank’s first Chief Credit Officer in 2011. He joined the bank in 1992 as a Vice President in the Commercial Banking business and held roles of increasing responsibility until becoming Chief Credit Officer.

“Mike transformed our credit administration team into one of the highest performing credit organizations in community banking in the country. He played a critical role in developing the credit culture that has made Lake City Bank successful. We are thankful for the legacy Mike leaves with our Credit Administration team,” Findlay said.

Lake City Bank, a $6.3 billion bank headquartered in Warsaw, Indiana, is the sixth largest bank headquartered in the state, and the largest bank 100% invested in Indiana. Lake City Bank operates 52 branch offices in northern and central Indiana, delivering technology-driven solutions in a client-centric way to individuals and businesses. The bank is the single bank subsidiary of Lakeland Financial Corporation (Nasdaq Global Select/LKFN). For more information visit lakecitybank.com.

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